Exhibit 10.3

NORTHROP GRUMMAN    Denise M. Peppard
Corporate Vice President and Chief Human Resources
Officer

January 10, 2018

Blake Larson Orbital ATK
45101 Warp Drive
Dulles, VA 20166

Re: Revised Conditional Offer
Dear Blake,

We are pleased to extend you this conditional offer to serve as the Corporate Vice President and Sector President of the new sector we intend to form upon the closing of the merger set forth in the Agreement and Plan of Merger Among Northrop Grumman Corporation, Neptune Merger, Inc., and Orbital ATK, Inc., dated September 17, 2017 ("Merger Agreement").

This offer is conditioned upon (1) the transaction closing in accordance with the terms of the Merger Agreement, (2) the Board of Directors electing you as an officer of Northrop Grumman Corporation and (3) your agreement to the terms and conditions in this conditional offer letter.

Your position as an at-will employee of a subsidiary of the Company ("Employer'') will commence on the day that the last of the three conditions above have been met ("Effective Date"). If any of the above conditions is not fully met, then the conditional offer will be null and void.

1.	Base Salary and Reporting Relationship

Your bi-weekly salary will be $28,577 (which annualizes to a rate of $742,500). In this position, you will be a member of the Company" Corporate Policy Council ("CPC"). You will report directly to Kathy Warden, President and Chief Operating Officer.

2.	Annual Bonus Program

Your annual incentive plan of "bonus" program for 2018 will be the bonus plan in which you currently participate (MIP). The actual award you may receive will be dependent upon the performance of the new sector and your own personal performance against a set of predetermined objectives. Awards under this plan will be made during the March time period for the previous year's performance. For 2018, your target is set at 100% of base salary. Maximum payout is 200% of the target, there is no minimum. This payment is subject to normal payroll deductions. After 2018, you will participate in the Incentive Compensation Plan applicable to elected officers.

3.	Equity Grants

a.	Annual Equity Grants
You will be eligible for annual grants of equity awards under the terms of the Company's 2011 Long-Term Incentive Stock Plan (and any successor to such plan) ("LTISP"). These grants are subject to the LTISP and to your accepting the grant by agreement to the Terms and Conditions applicable thereto ("Grant Certificate"). These grants are typically made in February. Your initial grant for calendar year 2018 will be an estimated value of $3,000,000 and will be issued on the fifth business day following the closing date of the transaction and will be based upon the Company's customary award grant valuation methodologies.

This award will be granted in the form of 70% Restricted Performance Stock Rights (RPSRs) and 30% Restricted Stock Rights (RSRs). The RPSRs are performance based stock rights that may be paid in stock units, cash, or a combination of both in February or March following the end of a three-year performance period beginning January 1, 2018 and ending on December 31, 2020, subject to the performance and termination of employment rules (including early retirement rules) set forth in the Grant Certificate. Maximum payout is currently 150% of the number of shares in the original grant; there is no minimum payout. The RSRs will vest three years from the date of grant subject to the termination of employment rules (including early retirement rules) set forth in the Grant Certificate.

In calendar years following 2018, you will be eligible for annual equity grants on the same basis (including guideline amounts for awards) as other Corporate Vice Presidents who are CPC members.

b.	Sign-On Grants
The Company will provide you with a special grant of Restricted Stock Rights ("Special 2018 RSRs"), with an estimated value of $3,500,000. Half of the Special 2018 RSRs will vest on December 31, 2018 and the other half of the Special 2018 RSRs will vest on December 31, 2019; provided, however, if you are involuntarily terminated other than for cause (as defined in the Grant Certificate), any unvested portion(s) of the Special 2018 RSRs will vest on the termination date. These Special 2018 RSRs shall be granted at the same time as the annual equity grants described in 2.a. above and shall be subject to all the terms and conditions of the LTISP, the applicable Grant Certificate (including early retirement rules), and this conditional offer.

As a condition of this offer, in exchange for this offer of Special 2018 RSRs, and by your signature below, you hereby (i) waive participation in and agree you will not be eligible for any payment under any income security plans in which you are currently a participant, including but not limited to the Orbital ATK, Inc. Income Security Plan ("2015 ISP") and the Alliant Techsystems Inc. Income Security Plan ("2013 ISP"), and (ii) waive, and agree you will not be eligible for, any Northrop Grumman retention grant provided for in the Merger Agreement.

c.	Stock Ownership and Holding Requirements
Elected officers are required to own Company stock valued at three times their annual salary, accumulated over a five-year period, as specified in the Company's Stock Ownership and Holding Requirements. Additionally, the Company implemented a holding-period requirement for all long-term incentive stock grants and requires all officers to hold, for a period of three years, 50% of the net shares (after taxes) received from RPSR and RSA payouts.

4.	Executive Perquisites

You will receive the same executive perquisites as other Corporate Vice Presidents who are CPC members. Those perquisites currently include reimbursement of up to $15,000 annually for tax preparation/financial planning, personal liability insurance, and an executive physical examination program. You will also receive the same paid time off (PTO) benefit as other elected vice presidents, who currently receive ten holidays and accrue PTO at a rate of five weeks per calendar year. You will also be covered by the severance plan applicable to other Corporate Vice Presidents who are CPC members, which currently provides for lump sum severance equivalent to 1.5 years of salary and target bonus, prorated bonus, and continued medical coverage for eighteen months.

5.	Insurance Protection

You will also be provided company-paid basic life insurance coverage of 3 x base salary (up to a maximum of $2 million), company-paid basic AD&D coverage of
6 x base salary (up to a maximum of $1 million) and an individual Long Term Disability policy of up to 75% of base salary.

6.	Retirement Benefits

You will participate in the Officers Retirement Account Contribution Plan (ORAC) that provides enhanced pension benefits in excess of those accrued under a qualified plan or other non-qualified supplemental pension plans. The ORAC currently provides a company contribution of 4% of eligible compensation.

7.	Compliance with Section 409A

It is intended that any amounts and benefits payable to you under this offer letter shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Internal Revue Code ("Section 409A"). This offer letter shall be constructed and interpreted consistent with that intent.

8.	Company's Right to Change Policies and Plans

Nothing in this offer letter affects or limits the Company's right to amend or terminate its compensation and benefit policies and plans, including, without limitation, the plans listed above or other plans for which you will be eligible.

Blake, the above is a summary of the key compensation and benefit provisions of this offer. This revised conditional offer supersedes all prior offers. Additional information will be sent to you under separate cover following the Effective Date.

If you are in agreement with the terms of this offer, please sign and date this letter below, and return the letter to me. This conditional offer will remain open until January 11, 2018.

I look forward to having you join our senior management team. Sincerely,
/s/ Denise M. Peppard
Corporate Vice President and Chief Human Resources Officer
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I hereby accept Northrop Grumman's offer subject to the terms and conditions as detailed above.

Agreed:    /s/ Blake Larson

Date: 1/11/18